Structured Investments Opportunities in U.S. Equities	Free Writing Prospectus Registration Statement No. 333-253385 February 13, 2023 Filed Pursuant to Rule 433

Trigger Jump Securities Based on the Performance of the Common Stock of Amazon.com, Inc., due March 5, 2025
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Stock-Linked Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	March 5, 2025
Reference Stock:

The common stock of Amazon.com, Inc. (Bloomberg symbol: “AMZN” UW)

For more information about the reference stock, including historical performance information, see the accompanying free writing prospectus.

Payment at maturity:

•        If the final share price is greater than or equal to the initial share price: $10 + upside payment

In no event will the payment at maturity exceed the sum of $10 and the upside payment.

•        If the final share price is less than the initial share price but greater than or equal to the trigger price: $10

•        If the final share price is less than the trigger price: $10 × share performance factor

This amount will be less than $7.00 per $10 in stated principal amount of the securities, and could be zero. You may lose all of your investment.

Upside payment:	At least $3.70 per security (at least 37.00% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Trigger price:	70% of the initial share price
Initial share price:	The official closing level of the reference asset on the pricing date
Final share price:	The official closing level of the reference asset on the valuation date
Valuation date*:	February 28, 2025
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	At least $13.70 per security (at least 137.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	On or about February 28, 2023
Original issue date*:	On or about March 3, 2023 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the securities on the pricing date is expected to be between $9.10 and $9.70 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40441B215
ISIN:	US40441B2152
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465923019577/tm235596d33_fwp.htm
*The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Change in the Reference Asset	Return on Securities[*]
+50.00%	$13.70
+40.00%	$13.70
+30.00%	$13.70
+20.00%	$13.70
+10.00%	$13.70
+7.28%	$13.70
+1.00%	$13.70
0.00%	$10.00
-10.00%	$10.00
-20.00%	$10.00
-30.00%	$10.00
-40.00%	$6.00
-50.00%	$5.00
-60.00%	$4.00
-80.00%	$2.00
-100.00%	$0.00
[* Assumes a maximum payment at maturity of $13,70 per security.]

PUBLIC

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	The securities do not pay interest.

•	The appreciation potential of the securities is limited by the maximum payment at maturity.

•	The amount payable on the securities is not linked to the level of the reference asset at any time other than the valuation date.

Risks Relating to the Reference Asset

•	Investing in the securities is not equivalent to investing in the reference asset.

General Risk Factors

•	Credit risk of the issuer.

•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

•	The price of your securities in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.

•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.

•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The securities will not be listed on any securities exchange or automated trading system and secondary trading may be limited.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Trigger JUMP—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

PUBLIC